Exhibit 4.4
Executed Version

GUARANTEE SUPPLEMENTAL INDENTURE (this “Guarantee Supplemental Indenture”), dated as of April 28, 2025, among Aircastle Limited, a Bermuda exempted company (the “Company”), Aircastle Advisor LLC (the “New Subsidiary Guarantor”), and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association, as successor trustee to Wells Fargo Bank, National Association (in such capacity, the “Trustee”) under the indenture referred to below.
W I T N E S S E T H :
WHEREAS the Company and the Trustee entered into an Indenture, dated as of August 11, 2020 (the “Base Indenture”), as supplemented by the Guarantee Supplemental Indenture, dated as of July 18, 2024 (together with the Base Indenture, the “Indenture”), among the Company, Aircastle (Ireland) Designated Activity Company, as a guarantor (the “Existing Subsidiary Guarantor”), and the Trustee, providing for the issuance of the Company’s 5.250% Senior Notes due 2025 (the “Notes”);
WHEREAS in connection with the New Subsidiary Guarantor’s guarantee of the Company’s (i) Seventh Amended and Restated Credit Agreement, dated as of February 8, 2024 (as may be amended, supplemented or otherwise modified from time to time), by and among the Company, the several lenders from time to time party thereto, and Citibank N.A., (ii) Second Amended and Restated Credit Agreement, dated as of January 31, 2024 (as may be amended, supplemented or otherwise modified from time to time), by and among the Company, the several lenders from time to time party thereto, and Mizuho Marubeni Leasing America Corporation, in its capacity as agent, (iii) Credit Agreement, dated as of February 28, 2023 (as may be amended, supplemented or otherwise modified from time to time), by and among the Company, the several lenders from time to time party thereto, and Mizuho Bank, Ltd, in its capacity as agent,
(iv) Third Amended and Restated Facility Agreement, dated as of January 9, 2024 (as may be amended, supplemented or otherwise modified from time to time), by and among the Company, the several lenders from time to time party thereto and The Bank of New York Mellon, Singapore Branch, in its capacity as agent, or (v) or any other revolving or term credit facility, the Company and the New Subsidiary Guarantor deem it advisable and in each of their best interests for the New Subsidiary Guarantor to guarantee the Notes;
WHEREAS, pursuant to Section 1020 of the Base Indenture, the Company may cause any Subsidiary to guarantee (each, a “Note Guarantee”) all the Company’s obligations under the Notes and the Indenture pursuant to a supplemental indenture on the terms and conditions set forth herein and in the Indenture; and
WHEREAS pursuant to Section 901(10) of the Base Indenture, the Trustee and the Company are authorized to execute and deliver this Guarantee Supplemental Indenture without the consent of the Holders;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary

Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
DEFINITIONS
Section 1.1. Defined Terms. As used in this Guarantee Supplemental Indenture, terms defined in the Base Indenture are used herein as therein defined, as applicable. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Guarantee Supplemental Indenture refer to this Guarantee Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof.
ARTICLE II
NOTE GUARANTEE
Section 2.1. Guarantee. (a) Subject to this Article 2, the New Subsidiary Guarantor hereby agrees, jointly and severally with the Existing Subsidiary Guarantor, to unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Guarantee Supplemental Indenture, the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the New Subsidiary Guarantor will be obligated to pay the same immediately. The New Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b) The New Subsidiary Guarantor hereby agree that its obligations hereunder will be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture or this Guarantee Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the New Subsidiary Guarantor. The New Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Guarantee Supplemental Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the New Subsidiary Guarantor or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the New Subsidiary Guarantor, any amount paid by either to the Trustee or such Holder, the Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d) The The New Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The New Subsidiary Guarantor further agrees that, as between the New Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 5 of the Base Indenture for the purposes of the Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 5 of the Base Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the New Subsidiary Guarantor for the purpose of the Note Guarantee. The New Subsidiary Guarantor will have the right to seek contribution from any non-paying Guarantor, if any, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 2.2. Limitation on Guarantor Liability. The Note Guarantee by the New Subsidiary Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by the New Subsidiary Guarantor without rendering the Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
Section 2.3. The New Subsidiary Guarantor May Consolidate, etc. Only on Certain Terms. The New Subsidiary Guarantor may not consolidate, amalgamate or merge with or into or wind up into (whether or not New Subsidiary Guarantor is the surviving Person, another Person other than the Company or another Guarantor, if any), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:
(a)immediately after giving effect to such transaction, no Default or Event of Default exists; and
(b)either:
(1)the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (the “Successor Entity”), if other than the New Subsidiary Guarantor or the Company, assumes all the obligations of the New Subsidiary Guarantor under this Guarantee Supplemental Indenture and the Note Guarantee pursuant to a supplemental indenture; or
(2)such sale or other disposition does not violate the applicable provisions of the Indenture.

In case of any such consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the Successor Entity, by a supplemental indenture, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture and this Guarantee Supplemental Indenture to be performed by the New Subsidiary Guarantor, such Successor Guarantor will succeed to and be substituted for the New Subsidiary Guarantor with the same effect as if it had been named herein as the New Subsidiary Guarantor.
Except as set forth in Section 108 of the Base Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in this Guarantee Supplemental Indenture, the Indenture or in any of the Notes will prevent any consolidation or merger of the New Subsidiary Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of the New Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor. Upon any such consolidation or merger of the New Subsidiary Guarantor with or into another Guarantor or with or into the Company, the Note Guarantee of the New Subsidiary Guarantor that does not survive will no longer be of any force or effect.
Section 2.4. Note Guarantee Releases. In the event of a sale or other transfer or disposition of all of the Capital Stock in the New Subsidiary Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture and this Guarantee Supplemental Indenture, or in the event all or substantially all the assets or Capital Stock of the New Subsidiary Guarantor are sold or otherwise transferred, by way of merger, amalgamation, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture or this Guarantee Supplemental Indenture, then, without any further action on the part of the Trustee or any Holder, the New Subsidiary Guarantor (or the Person concurrently acquiring such assets of the New Subsidiary Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under the Note Guarantee, as evidenced by a supplemental indenture, written instrument or confirmation executed by the Trustee, upon request; provided, however that if evidence of such cancellation, discharge or release is requested to be executed by the Trustee, an Officers’ Certificate and an Opinion of Counsel complying with Section 102 of the Base Indenture. In addition, upon the release or discharge of any guarantee which resulted in the creation of a Note Guarantee (except a discharge or release by or as a result of payment under such guarantee), the New Subsidiary Guarantor shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under the Note Guarantee, as evidenced by a supplemental indenture, written instrument or confirmation executed by the Trustee, upon request.
ARTICLE III
MISCELLANEOUS
Section 3.1. Ratification of Indenture; Guarantee Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Guarantee Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.2. Governing Law. THIS GUARANTEE SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.3. Waiver of Jury Trial. EACH OF THE COMPANY, THE NEW SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 3.4. The Trustee. The Trustee makes no representations as to the validity or sufficiency of this Guarantee Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Guarantee Supplemental Indenture and perform its obligations hereunder. In acting hereunder, the Trustee shall be entitled to all of the rights, privileges, protections, benefits, indemnities and immunities of the Trustee under the Indenture.
Section 3.5. Counterparts. This Guarantee Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this
Guarantee Supplemental Indenture and of signature pages by facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall constitute effective execution and delivery of this Guarantee Supplemental Indenture as to the parties hereto and may be used in lieu of the original Guarantee Supplemental Indenture and signature pages for all purposes. This Guarantee Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Guarantee Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
Section 3.6. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee Supplemental Indenture to be duly executed as of the date first above written.

AIRCASTLE LIMITED

By	/s/ Michael J. Inglese
Name: Michael J. Inglese Title: Chief Executive Officer
Title: Chief Executive Officer

AIRCASTLE ADVISOR LLC

By	/s/ Dane Silverman
Name: Dane Silverman Title: Director
Title: Director

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By	/s/ Scott Little
Name: Scott Little Title: Vice President
Title: Vice President
[Signature Page to Guarantee Supplemental Indenture (2025 Notes)]